os EXHIBIT 24

September 4, 2012
New York

POWER OF ATTORNEY

The present power of attorney is given by Vick Luis Bolanos to Albert Z. Lewis, attorney at International Business Law Firm PC, located at 1915 Eye St., Washington, DC 20006, to act on my behalf exclusively for the purpose of mandatory filing of the beneficial ownership reports pursuant to Section 16(a) of Securities and Exchange Act of 1934 (Forms 3, 4, and 5).

I shall supply beneficial ownership information to the Attorney-in-fact and Attorney-in-fact is authorized to file, sign and submit ownership forms 3, 4, and 5 on my behalf via Online Forms web site EDGAR.

This Power of Attorney shall be governed by and construed in accordance with the Laws of the State of New York, United States.

This power of attorney shall be effective starting this _4th day of September, 2012 and continue effectiveness until withdrawn in writing and both parties notified.

___/signed / ___
Vick Luis Bolanos

Notary

Sworn to and subscribed before me this 4th day of Sept, 2012

_/signed/ _
MANDI S. BUKER
NOTARY PUBLIC OF NEW JERSEY
I.D. # 2419705
My Commission Expires 4/11/2017